NEWS RELEASE	Exhibit 99.1

July 2, 2008

GPSi Asia Signs Exclusive Distribution Deal for Asia

Vancouver, British Columbia, GPS Industries, Inc. (OTC BB: GPSN) the only provider of Wi-Fi powered, advertising-enhanced global positioning systems for golf facilities, resorts and residential communities, announced today that its Asian distributor, GPSi Asia Pte. Ltd., has entered into an exclusive distribution agreement for China with the Shanghai Hangying Culture Media Ltd. dba GPS Media. GPS Media, based in Shanghai and with offices in Beijing and Shanghai, is a GPS provider to golf courses in China with a unique business model that includes advertising on the GPS units.

GPS Media’s exclusivity is based upon purchasing 1,200 units per year or 6,000 units over five years. GPS Media’s sales target is for a total of 10,000 units over the same period. Assuming that GPS Media is able to fulfill the minimum commitment over the term of the contract, the exclusive arrangement represents the largest single agreement in the GPS golf industry and would provide the Inforemer GPS golf management system to over 100 golf courses in China, the fastest growing golf market in the world.

An initial purchase order has already been received by GPS Industries from GPS Media for the immediate purchase of 600 units for seven leading golf courses in China. Another twelve golf courses are already under contract with GPS Media which will immediately follow the initial installation of the first seven golf courses with the installation of an additional 1000 GPS units. Upon completion of the installations, GPS Industries will be the largest provider of cart mounted GPS golf systems in Asia.

Ms. Lily Xu, the senior general manager of GPS Media stated “after all of our due diligence, we concluded that GPS Industries holds the superior technology in the industry, mature service network in China and sustainable development ability. GPS Media’s mission statement is to offer the most sophisticated product to our golf course customers. We are extremely pleased to work with the team at GPS Industries.”

David Chessler, the newly elected Chief Executive Officer of GPSI stated: “This Agreement validates our leadership in technology in the GPS golf business. GPS Media’s business plan is based upon advertising revenue generated on our cart-mounted display. GPS Media choose GPSI because of our superior technology, performance and functionality. Our intellectual property surrounding our on screen media advertising will separate GPSI as the leader in the GPS media market place. We are really excited about our relationship with GPS Media and the long term partnership we will build over the next few years.”

GPSi Asia Pte. Ltd. is the exclusive distributor for GPS Industries in Asia and is the leading supplier of GPS systems throughout all of Asia and will continue to work with GPS Media in China for the installation, service and advertising under this new Agreement.

ABOUT GPS INDUSTRIES, INC.

GPS Industries, Inc. (GPSI) develops and markets GPS and Wi-Fi multimedia solutions to enable managers of golf facilities, resorts, and residential communities to improve operational efficiencies and generate new revenue streams. The Company’s Inforemer® Management Solutions product line provides integrated software applications and high-resolution cart mounted display panels that vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages to the golfer while enabling the course with state-of-the-art management capabilities such as cart tracking, food and beverage service, and tournament sponsorships. The patented system is seamlessly connected via a high-speed Wi-Fi network that enables the entire facility into a wireless hot spot http://GPSIndustries.com. GPSI now has an installed base of over 320 active course installations worldwide. For additional information, please visit www.gpsindustries.com.

Forward-Looking Statements

Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company’s actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s ability to generate revenues and other factors as described in the Company’s literature and filings with the Securities and Exchange Commission.

CONTACT:

Joe Miller
Chief Financial Officer
604-576-7442
Joe.miller@gpsindustries.com